                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                         Contact:   Sanford M. Kimmel
---------------------                                    Senior Vice President,
                                                         Treasurer and
                                                         Chief Financial Officer
                                                         (908) 906-8100




                          TRANSNATIONAL RE CORPORATION
                              MERGES WITH AND INTO
                                PXRE CORPORATION


Edison, New Jersey (December 11, 1996): PXRE Corporation (Nasdaq/NM:PXRE) today announced that it has completed its merger with Transnational Re Corporation (Nasdaq/NM:TREX). As a result of the merger, Transnational Re has ceased to exist and PXRE will continue as the surviving corporation. In addition, Transnational Re's reinsurance subsidiary, Transnational Reinsurance Company, has become a Subsidiary of PXRE Reinsurance Company, the reinsurance underwriting subsidiary of PXRE.

        Pursuant to the merger agreement, each share of common stock of Transnational Re has been canceled, and holders of shares of common stock of Transnational Re have the right to exchange each such share for 1.0575 shares of PXRE common stock and cash in lieu of fractional shares.

        The American Stock Transfer & Trust Company has been retained by PXRE to serve as Exchange Agent. Letters of Transmittal, together with instructions, are expected to be provided promptly to Transnational Re stockholders so that such stockholders may exchange their shares for PXRE common stock and cash in lieu of fractional shares.

        PXRE provides reinsurance products and services to a national and international market place, with principal emphasis on commercial and personal property risks.